Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Cascade Bancorp Employees’ 401(k) Profit Sharing Plan of our report dated May 21, 2003, with respect to the financial statements of the Cascade Bancorp Employees’ 401(k) Profit Sharing Plan included in the Annual Report (Form 11-K) for the year ended December 31, 2002.

Portland, Oregon
June 23, 2003